Exhibit 99.1

Pono Capital Three, Inc. Announces Pricing of $100,000,000 Initial Public Offering

HONOLULU, HAWAII – February 9, 2023 – Pono Capital Three, Inc. (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The units will be listed on Nasdaq and will begin trading tomorrow, February 10, 2023, under the ticker symbol “PTHRU”. Each unit consists of one Class A ordinary share and one redeemable warrant. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “PTHR” and “PTHRW”, respectively.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), is acting as the sole book running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on February 14, 2023, subject to customary closing conditions.

The Company is a newly incorporated blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company believes that there are many target companies that could become attractive public companies and will seek a target in the disruptive technology sector with a spotlight on companies in Asia with Japan in particular. The Company is led by Davin Kazama, Chief Executive Officer, Gary Miyashiro, Chief Financial Officer, and Dustin Shindo, Chairman of the Board.

Nelson Mullins Riley & Scarborough LLP is serving as legal counsel to the Company. Kirkland & Ellis LLP is serving as counsel to EF Hutton.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EF Hutton, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement on Form S-1 (File No. 333-268283) relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on February 9, 2023. A final prospectus relating to this offering will be filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Davin Kazama

Chief Executive Officer

Pono Capital Three, Inc.

Email: davin@ponocorp.com

Phone: (808) 892-6611